Exhibit 10.1

March 6, 2023

Re: Transition and Separation Agreement

Dear Jaime,

As we have discussed, it is anticipated that your last day with Nationstar Mortgage LLC d/b/a Mr. Cooper (“NSM” or “the Company”) will be on or before October 16, 2023.   March 6, 2023 through October 16, 2023 is the “Transition Period” and March 6, 2023 is the “Transition Date” for purposes of this agreement.

During the Transition Period, you will be responsible for assisting with the transition of your current projects, upcoming initiatives, and overall responsibilities as well as be available on an as needed basis to advise on any special requests or other assistance needed for ensuring a smooth transition.  During the Transition Period, you will continue to receive your current base salary before all customary deductions, and you will be entitled to continue to participate, subject to and in accordance with applicable eligibility requirements, in employee benefit plans of the Company applicable to the Company’s employees generally or its executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans, programs, and arrangements. You will not be eligible for any additional compensation, bonuses, grants, awards, or shares, except as specifically set forth herein.

Subject to the terms and conditions outlined in this letter, if you provide the above transition services to the Company’s satisfaction during the Transition Period, remain employed through the end of the Transition Period and you return to the company after your Transition Period a signed General Release substantially in the Form of the attached Exhibit A, the Company agrees to pay you severance as specified in Exhibit A.  Exhibit A is incorporated by reference herein and the Company agrees to deliver this Exhibit A to you, in substantially the form attached hereto, within two (2) business days after the end of your Transition Period. All payments will be less the required Federal and State payroll tax withholding and other lawful and authorized legal deductions.

If during the Transition Period or at any future time period, you make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning NSM or its businesses, or any of its employees, officers and existing and prospective customers, suppliers, investors and other third parties, you will not receive any severance amounts or compensation under this agreement and will repay to Mr. Cooper the gross amount of any severance amounts or compensation under this agreement.

This letter does not create any legal obligation on your part to remain as an employee.  Nothing in this letter agreement is intended to modify the at-will employment relationship between you and the Company.  Either you or the Company may terminate this relationship at any time with or without cause.  However, should voluntarily terminate your employment before the end of the Transition Period or should you be terminated for cause at any time before the end of the Transition Period, as determined by the Company, you will not receive any severance amounts or further compensation under this agreement.  Cause shall mean that you acted or failed to act in connection with the performance of your duties on behalf of the Company in such a fashion as to constitute (a) gross negligence or willful misconduct; or (b) material dishonesty, fraud, felony, immoral act, act of insubordination or similar conduct, as determined by the Company; or (c) conviction for a felony or any crime involving moral turpitude; or (d) a breach of your fiduciary duty to the company or a breach of any terms of this letter agreement.

By signing this letter, you agree to keep the existence, as well as of the specific terms of this agreement confidential, and not disclose same to anyone other than adult members of your immediate family who understand and agree to keep these terms confidential and your legal or tax advisors.

The terms of this agreement supersedes any and all writings, discussions or communications regarding the subject matter hereof and any future modifications or amendments must be in writing and signed by both you and the Company.

Sincerely,

/s/Jay Bray
Jay Bray
CEO, Nationstar Mortgage LLC

Acknowledgement and Acceptance:

I have read, understand and accept the terms of this letter agreement.

/s/Jaime Gow
Jaime Gow

March 6, 2023
Date

EXHIBIT A—TRANSITION AREEMENT

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release of All Claims ("Agreement") is made and entered into by and between NATIONSTAR MORTGAGE LLC d/b/a Mr. Cooper (including its subsidiaries and affiliates, collectively "NSM" or “Company”) and Jaime Gow ("Employee") (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Employee desire to set forth herein their mutual agreement with respect to all matters relating to the Employee’s termination of employment with the Company effective October 16, 2023 (the “Termination Date” or the “Effective Date”); and

WHEREAS, by entering into this Agreement, the Parties intend to resolve any and all of Employee’s disputes, claims, complaints, grievances, charges, actions, petitions, liabilities, and demands that Employee may have against NSM, including without limitation, attorneys’ fees, disbursements, monetary fines, damages, equitable relief, and/or any other benefits or other remuneration from NSM.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.          Payments To Employee:          In consideration of Employee’s execution and compliance with this Agreement, NSM agrees to pay Employee One Million Seventy-Two Thousand Three Hundred Twenty-Six Dollars and Zero Cents ($1,072,326.00) as set forth herein.  Provided that eight days have elapsed after Employee’s execution of this Agreement and such Agreement has not been revoked by Employee, Employee will be entitled to 1) Four Hundred Thousand Dollars and Zero Cents ($400,000.00) paid out over 52 weeks (26 consecutive bi-weekly pay periods) (the “Severance Period”), commencing on the first payroll date after the Termination Date if administratively possible and 2) a lump sum payment of Six Hundred Seventy-Two Thousand Three Hundred Twenty-Six Dollars and Zero Cents ($672,326.00) in 2024 on or before March 1, 2024. Payments will be less the required Federal and State payroll tax withholding and other lawful and authorized deductions and conditioned upon continued compliance with this Agreement, including but not limited to Employee’s compliance with paragraph 2 (Non-Solicitation), paragraph 3 (Non-Competition), paragraph 7 (Confidentiality), paragraph 9 (Intellectual Property Obligations) and paragraph 13 (Non-Disparagement).

Employee understands and acknowledges that the consideration given pursuant to this Agreement in exchange for the execution of and compliance with this Agreement is given in addition to anything of value to which Employee is, as a matter of law, entitled.

2.          Non-Solicitation.  Employee acknowledges that (i) Employee has been provided, and Employee’s work for NSM has given Employee access to, NSM’s confidential personnel and other information including performance and compensation information related to NSM’s key employees; and (ii) the agreements and covenants contained in this Paragraph 2 are essential to protect the confidential information and business and goodwill of NSM.  Accordingly, as a condition to receiving the Severance Amount, Employee acknowledges and agrees that for a period of twelve (12) months from the Transition Date, Employee will not directly or indirectly (whether personally or through another business entity or person), induce, solicit or encourage any NSM employee (which includes any employee of any subsidiary or affiliate of NSM), with whom Employee worked and/or had confidential personnel information about (including performance and compensation information) during the two years before Employee’s termination from Company, to leave or terminate his or her employment with NSM.  The Parties acknowledge that this restrictive covenant is reasonable as to duration, term and geographical area and that the same protects the legitimate interests of NSM, imposes no undue hardship on Employee, and is not injurious to the public, and although the parties have, in good faith, used their best efforts to make the provisions of this Paragraph 2 reasonable in both geographic area and duration, and the parties do not anticipate or intend that a court of competent jurisdiction or arbitrator would find it necessary to reform any such provisions to make them reasonable in geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction or arbitrator determines it necessary to reform the scope of this Paragraph 2 in order to make it reasonable in geographic area, duration or otherwise, with respect to Employee, such determination shall be effective, binding and enforceable against Employee.  Employee further acknowledges and agrees that NSM’s damages in event of any breach or threatened breach of the covenants set forth in this Paragraph 2 will be difficult to determine and that without limiting any other right or remedy of NSM, NSM shall be entitled to appropriate injunctive or equitable relief from a court of competent jurisdiction or arbitrator to prevent any breach or threatened breach without the posting of any bond or other security, which rights shall be cumulative and in addition to any other rights or remedies, in law or equity, to which the NSM may be entitled.

3.          Non-Competition.  Employee acknowledges and agrees that for a period of twelve (12) months from the Transition Date, Employee will not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner or shareholder of a closely held corporation or shareholder in excess of five (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is engaged in non-bank mortgage origination and/or mortgage servicing financial services. The Parties acknowledge that this restrictive covenant is reasonable as to duration, term and geographical area and that the same protects the legitimate interests of NSM, imposes no undue hardship on Employee, and is not injurious to the public, and although the parties have, in good faith, used their best efforts to make the provisions of this Paragraph 3 reasonable in both geographic area and duration, and the parties do not anticipate or intend that a court of competent jurisdiction would find it necessary to reform any such provisions to make them reasonable in geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Paragraph 3 in order to make it reasonable in geographic area, duration or otherwise, with respect to Employee, such court determination shall be effective, binding and enforceable against Employee.  Employee further acknowledges and agrees that NSM’s damages in event of any breach or threatened breach of the covenants set forth in this Paragraph 3 will be difficult to determine and that without limiting any other right or remedy of NSM, NSM shall be entitled to appropriate injunctive or equitable relief from a court of competent jurisdiction to prevent any breach or threatened breach without the posting of any bond or other security, which rights shall be cumulative and in addition to any other rights or remedies, in law or equity, to which the NSM may be entitled.

4.          Release of Claims.     In exchange for the payment to Employee of the consideration detailed in this Agreement, Employee, for and on behalf of Employee and Employee’s heirs, administrators, executors, and assigns, does hereby fully, forever, irrevocably and unconditionally release and discharge NSM, including its past and present officers, directors, partners, members, parents, subsidiaries, divisions, affiliates, agents, employees, shareholders, representatives, attorneys, predecessors, successors, assigns, and all persons acting by, through, under, or in concert with them (hereinafter collectively referred to as "Releasees"), for anything that has occurred up to the date of execution of this Agreement, including but not limited to, any and all claims resulting from Employee’s employment with NSM and any and all claims relating to the administration or terms of any employment or benefit plan or contract.  This includes all claims, demands, rights, liabilities, and causes of action of every nature and description whatsoever, whether known or unknown, whether in tort, contract, statute, rule, ordinance, order, regulation, or otherwise, including, without limitation, any claims arising under or based upon Title VII of the Civil Rights Act, as amended; the Civil Rights Act of 1991, as amended; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Fair Credit Reporting Act; the Fair Labor Standards Act, as amended; the Equal Pay Act, as amended; the Employee Retirement Income Security Act, as amended (with respect to unvested benefits); the Consolidated Omnibus Budget Reconciliation Act; the Sarbanes Oxley Act of 2002, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Uniform Service Employment and Reemployment Rights Act, as amended; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act) and amendments to those laws; all State and Local statutes that may be legally waived that employees could bring employment claims under, including any State or Local anti-discrimination statute, wage and hour statute, leave statute, equal pay statute and whistleblower statute; any federal or state constitutions; any and all claims pursuant to federal, state or local statute or ordinance; any and all claims pursuant to contract, quasi contract, common law or tort; and claims that are known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through the date of Employee’s execution of this Agreement.

Employee does not release any claim which cannot be released by private agreement, such as unemployment compensation claims, workers’ compensation claims, claims of entitlement to vested benefits under any 401(k) plan or other ERISA-covered benefit plan provided by NSM, and claims after the Effective Date of this Agreement.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Health and Safety Administration, Securities and Exchange Commission, the Department of Justice or a comparable state or local enforcement agency.  Notwithstanding the preceding sentence, Employee agrees to waive any right to recover monetary damages in connection with any charges filed by Employee or by anyone else on Employee’s behalf. To the fullest extent permitted by law, Employee further waives Employee’s right to participate in any collective or class action under the Fair Labor Standards Act or similar or state or local law, and Employee agrees to opt-out of any such collective or class action against NSM, to which Employee may be or become a party or class member.  The preceding waivers do not include and employee has not waived Employee’s right to file an application for or to accept a whistleblower award from the SEC pursuant to Section 21F of the Exchange Act.

5.          No Admission.          Execution of this Agreement and compliance with this Agreement shall not be considered as an admission by NSM of any liability whatsoever, or as an admission by NSM of: any violation of the rights of Employee or of any other person; a violation of any order, law, statute or duty; a breach of any contract; or an act of discrimination whatsoever against Employee or any other person.  NSM specifically disclaims any liability to or discrimination against Employee or any other person; or any alleged violation of any rights of Employee or any person, any order, law, statute, duty; or a breach of any contract on the part of NSM and/or Releasees.

6.          Arbitration.                Employee acknowledges agreement with the Company's Arbitration Policy and except for any dispute arising out of the breach of the Restrictive Covenants in Paragraph 2 of this Agreement, agrees to submit any dispute arising out of this Agreement and the termination of the Employee's employment relationship to final and binding arbitration.

7.         Confidentiality.          Employee agrees to maintain the terms of this Agreement (including the existence of this Agreement) as confidential and agrees not to reveal its contents and/or terms to anyone except Employee’s spouse, and to his or her lawyer and/or financial consultant, but only to the extent such disclosure is necessary to render professional services in connection therewith.  Both Parties further agree to cooperate to preserve the confidentiality as agreed to herein by means including but not limited to entry of a protective order preserving the confidentiality and restricting disclosure.  Employee may not discuss the existence or terms of this Agreement with any NSM employee other than human resources professionals directly dealing with Employee on this matter.

Additionally, as more explicitly set forth in Section 9 herein, Employee will keep confidential all information regarding NSM’s practices, procedures, business plans, trade secrets, customer lists or product marketing, and personnel information including performance and compensation information.  Employee acknowledges that Employee has specific knowledge of many types of information which is proprietary to NSM, including, without limitation, its current and planned technology; current and planned corporate and personnel strategies; current and planned acquisition targets; strategic customers and business partners; the identity, skills and interests of NSM’s employees; and the compensation strategy, plan and information related to key employees.  Employee further agrees to treat all such proprietary information as confidential. Employee understands that the above list is not exhaustive, and that confidential information also includes other information that is marked or otherwise identified as confidential or proprietary in the context and circumstances in which the information is known or used.  Employee’s confidentiality obligations under this Agreement shall perpetually survive the termination of Employee’s employment with NSM.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent Employee from cooperating with any governmental investigation, making a truthful statement or complaint to law enforcement or a government agency, testifying under oath to law enforcement or a government agency, or from complying with a properly-served and lawfully-issued subpoena or similar order issued by a governmental agency or court of competent jurisdiction.

8.          Post-Termination Insider Trading Obligations.   Employee understands and acknowledges that pursuant to the NSM insider trading policy, if Employee is in possession of Material Nonpublic Information, Employee may not trade in Company securities until that information has become public or is no longer material.

9.          Intellectual Property Obligations.  Employee agrees and acknowledges that all activities in which Employee was engaged during the course of Employee’s employment with the Company were conducted for the benefit of the Company.  As such, any and all inventions, conceptions, discoveries, processes, applications, plans, presentations, strategies and improvements of current or future Company products or services, whether or not patentable or copyrightable, that Employee may have solely or jointly conceived, discovered, made or reduced to practice during the period of Employee’s employment with the Company (whether or not conceived, discovered, made or reduced to practice by the Employee at the Company’s facilities or during regular business hours or utilizing resources of the Company), and which related in any way to or arose out of the Company’s actual and/or anticipated development or business activities or products, including planned or proposed activities or products (collectively hereinafter referred to as “Inventions”), and the benefits and/or rights resulting therefrom, are the sole and exclusive property of the Company.  Further, all original works of authorship, including, but not limited to, any and all reports, plans, presentations, publications, software, systems and writing or compilations of data of every kind and description prepared or devised by the Employee or under Employee’s discretion while employed by the Company, and which related to or arose out of the actual and/or anticipated development or business activities or products of the Company (collectively hereinafter referred to as “Works”) are the sole and exclusive property of the Company, including without limitation any Works that may be protectable by copyright or that constitute “works made for hire” as that term is defined in the United States Copyright Act, 17 U.S.C. §101.  Employee acknowledges that the Company’s business interests regarding the protection of its intellectual property and trade secrets are extremely valuable and that the Company is prepared to take all necessary legal steps against the Employee or any future employer to prevent the misappropriation of such information.  This provision does not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

10.          Time to Consider and Right to Revoke.     Employee acknowledges that Employee has been informed, pursuant to the federal Older Workers Benefit Protection Act of 1990, that:

a)	Employee has the right to consult with an attorney before signing this Agreement;

b)	Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

c)
Employee has been given twenty-one (21) days within which to consider this agreement. Employee knowingly and voluntarily waives the remainder of the 21 day consideration period, if any, following the date Employee signed this Agreement below.  Employee agrees that Employee has not been asked by NSM to shorten Employee’s time-period for consideration of whether to sign this Agreement.  Employee agrees that NSM has not threatened to withdraw or alter the benefits due Employee prior to the expiration of the 21 day period nor has NSM provided different terms to Employee because Employee has decided to sign this Agreement prior to the expiration of the 21 day consideration period.  Employee understands that having waived some portion of the 21 day consideration period, NSM may expedite the processing of benefits provided to Employee in exchange for signing this Agreement;

d)
Employee may, for a period of seven (7) days following the execution of this Agreement, revoke this Agreement and that said Agreement will not be considered effective until the revocation period has passed; and

e)	This Agreement is written in a manner in which Employee fully understands and Employee enters into this Agreement knowingly and voluntarily.
Revocation must be made by delivering a written notice of revocation to: Employee Relations, Nationstar Mortgage LLC, 8950 Cypress Waters Boulevard, Coppell, Texas 75019.  For this revocation to be effective, written notice must be postmarked or it must be received electronically by e-mail at employee.relations@mrcooper.com  or by fax to (469) 464-0474 no later than 5:00 p.m. Central Standard Time on the seventh day after Employee signs this Agreement.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to NSM should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law. However, Employee does waive any right to recover monetary damages with respect to any charge, complaint, or lawsuit against NSM filed by Employee or anyone else on Employee’s behalf that concerns the ADEA, state law age discrimination laws, the Older Workers’ Benefit Protection Act or any other law, rule or regulation concerning the rights of older workers.

11.          Return of Company Property.  Employee has returned, or will immediately return to NSM any building key(s), security pass, or other access or identification cards (including business cards) and any of NSM’s property that is currently in Employee’s possession, including any documents, credit cards, computer equipment, mobile phones, and any information Employee has about NSM’s practices, procedures, trade secrets, customer lists or product marketing.  Employee has cleared all expense accounts and paid all amounts owed on any corporate credit card(s), or otherwise, or will immediately pay such amounts upon notice of amounts owed by Employee subsequent to the date hereof if such amounts are discovered after the date hereof.

12.          Cooperation. Employee agrees that certain matters in which Employee has been involved during Employee’s employment may necessitate Employee’s assistance and cooperation with NSM in the future.  Accordingly, Employee agrees to the extent reasonably requested by NSM, to cooperate with NSM in connection with any dispute, claim, investigation, legal or regulatory matter involving NSM that relates to Employee’s period of employment with NSM. Employee will further make himself/herself reasonably available to answer questions from NSM regarding Employee’s former duties and responsibilities and the knowledge Employee obtained in connection therewith.  NSM shall make reasonable efforts to minimize disruption of Employee’s other activities.  NSM shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with such cooperation.

13.          Non-Disparagement.  Employee agrees that Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning NSM or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. The Company agrees that no executive of the Company having a title of Executive Vice President or higher will at any time make or publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employee. The obligations of the Company under this subparagraph shall not apply to specific disclosures required by applicable law, regulation or order of any court or governmental agency.

14.          Employee Representations. Employee specifically represents, warrants and confirms that a) Employee has no claims, complaints or actions of any kind against NSM with any court of law, or local, state or federal agency; b) Employee has been properly paid for all hours worked for NSM, and that all commissions, bonuses, and other compensation due to Employee has been paid; c) Employee has reported to NSM any and all work-related injuries incurred by Employee during Employee’s employment by NSM; and d) Employee has been properly provided any leave of absence and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

15.          Employee Benefits.  Employee understands and acknowledges that any vested benefits under any of NSM’s employee benefit plans shall be governed by the terms of the applicable plan documents and award agreements.

16.          Tax Obligations.  Employee acknowledges that Employee is personally responsible for the payment of all federal, state and local taxes that are due by Employee, or may be due by Employee, for any payments and other consideration received by Employee under this Agreement.  Employee agrees to indemnify NSM and hold NSM harmless, from any and all taxes, penalties and/or other assessments that NSM is, or may become, obligated to pay on account of any payments and other consideration made to Employee under this Agreement, other than such taxes, penalties and/or other assessments that are the original obligation of NSM. It is intended that this Agreement will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this Agreement is subject thereto. It is the parties’ good faith belief that any payments or benefits provided to Employee pursuant to this Agreement fall within an exception to Section 409A. To the extent that this Agreement provides for any payments to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  If an amendment to this Agreement is necessary in order for it to comply with Section 409A, the parties agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Company in good faith to act, shall subject Company to any claim, liability, or expense, and Company shall not have an obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A.

17.          Miscellaneous.

a)
Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties with respect to the matters set forth herein; supersedes any other agreements between the parties hereto concerning the subject matter hereof, oral or written, and may not be amended, supplemented, changed, or modified in any manner, orally, or otherwise, except by an instrument in writing, executed by all parties hereto.

b)	Successors Bound. This Agreement is binding on the parties hereto, and their respective heirs, representatives, successors and assigns.

c)
Governing Law.  NSM and Employee agree that any questions arising under this Agreement, whether of validity, interpretation, performance or otherwise, will be governed by and construed in accordance with the laws of the state of Texas applicable to agreements made and to be performed in Texas without regard to choice of law rules.  The sole and exclusive venue and jurisdiction for any dispute under this Agreement shall be in Dallas County, Texas and the matter shall be filed and arbitrated solely and exclusively in Dallas County, Texas.

d)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

e)
Severability.  Both parties agree and understand that if any provision of this Agreement is declared to be unenforceable by a court of competent jurisdiction, the remaining terms and conditions shall not be affected and shall remain in full force and effect.

f)
No Waiver.  NSM may elect not to pursue any remedy available to it under this Agreement or by law, provided, that such election shall not operate as a waiver of any such remedy or of any other remedy, nor shall it constitute a waiver of any of Employee’s other obligations under this Agreement.

A copy of this Agreement was hand delivered or electronically delivered to Employee on or about October 16, 2023.

Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to NSM on or before 21 days following Employee’s Termination Date or on or before 21 days of Employee’s receipt of the Agreement, whichever date occurs later, then this Agreement will be null and void and Employee will not be entitled to the Release Consideration described above.

EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE, AND REPRESENTS THAT EMPLOYEE ENTERED INTO THIS RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

Date:
Jaime Gow

Date:
Angela Greenfeather
EVP, Nationstar Mortgage LLC